Exhibit 99.1

Letter to Cereplast Shareholders (abstract)

Dear Shareholder:

I am delighted to report that Cereplast, Inc. was accepted to list its common stock on the NASDAQ Capital Market on April 8, 2010 and began trading on NASDAQ on April 13. This represents a significant accomplishment in the history of our company and should be a benefit to shareholders as it will result in a more liquid market and greater visibility for our stock. Our up-listing to a more senior exchange will also allow for analyst coverage, increased institutional ownership, better market support and more favorable terms for accessing capital and enhanced credibility with our clients.

As many of you know, Cereplast is a pioneer in the development of biodegradable resins that are a substitute for conventional petroleum-based plastics. Our resins are made from renewable resources and can replace a significant portion of the fossil fuel-based additives in conventional plastics with bio-based materials such as starches from tapioca, wheat, corn and potatoes. We are also developing a bioplastic derived from algae and believe that we may have a commercial product based on this technology by the end of the year.

The biodegradable resins that we manufacture are competitively priced and environmentally friendly. They have a wide range of applications in consumer goods, including safer ‘greener’ toys for children, electronics, the automotive industry, and in packaging and construction materials. In the near future, we believe that the plastic industry will not be working with feedstock derived from fossil fuels, but from feedstock that will be coming primarily from agriculture, or eventually from the ocean, such as ours.

In March, we opened our new state-of-the-art facility in Seymour, Indiana to meet increased production demand and to develop new products for key customers. We estimate that this facility, running at full capacity, will be able to produce roughly $100 million of bioplastics per year. Our new facility occupies approximately 110,000 square feet and will have a production capacity of approximately 80 million pounds of bioplastic resin once operating at full capacity. It is located one hour South of Indianapolis and is closer to many of our suppliers and customers. It is estimated that global demand for bioplastics will increase by 400% to 890,000 metric tons by 2013.

We are very optimistic about the widespread use of Cereplast’s biodegradable plastics as our industry grows quickly and bioplastics become increasingly more cost competitive relative to conventional plastics. This is being driven by higher oil prices, which make bio-based plastics a better value proposition, increased consumer demand for sustainable solutions, which we see continuing unabated, and continued advances in our production process. Our technologies are proprietary, patented, and unsurpassed in the industry, and we are well positioned to take advantage of the opportunities that we see in the market.

In 2009, we concentrated our efforts on riding out the economic meltdown and faced the challenge of restructuring. We believe that 2010 will be a year of growth.

During the first quarter, we focused on building a stronger sales & marketing team and will shortly announce the appointment of a Senior Vice President of Global Sales & Marketing to orchestrate our projected sales growth in 2010 and beyond. We also moved our manufacturing operations from Los Angeles to Seymour, Indiana. This was a major undertaking and involved more than 45 trucks transporting our equipment and material. Because of the move, we stopped production in late January but were able to start again in mid-March. We are delighted by the initial results at our new facility, which have so far shown production output increases anywhere from 200%-500% with a reduction in costs, as we projected.

Going forward, we have now positioned the company for growth and are prepared to better serve our clients from our new production facility. Although the economic recovery has been slow, we expect to see very dynamic growth in the bioplastics industry this year and we believe that we should start to see growth coming from Europe, Asia and the United States, where we now have a very active presence. We believe that our listing on the NASDAQ Capital

Market will ultimately allow our share price to reflect the growth of our company and the rapid development of the bioplastics industry worldwide.

In closing, I would like to thank all of our partners, customers and employees who have contributed to our success. I would also like to thank our shareholders for their continued support and confidence in us. We look forward to another year of significant accomplishments and remain committed to maximizing the value of our business.

Very Truly Yours
Frederic Scheer
Chairman
Chief Executive Officer

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.